Exhibit 23.1

KPMG LLP
345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 3, 2025, with respect to the consolidated financial statements of Flagstar Financial, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

New York, New York
May 16, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.